Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS RECORD SECOND QUARTER 2018 RESULTS AND INCREASES 2018 OUTLOOK

- Net Revenue Increases 218% to $60.8 Million, Driving Record Revenue, Net Income and Adjusted EBITDA -

San Diego, CA - August 6, 2018 - Turtle Beach Corporation (NASDAQ: HEAR), the leading gaming headset and audio accessory brand, reported financial results for the second quarter ended June 30, 2018.

Second Quarter Summary vs. Year-Ago Quarter:

▪	Net revenue increased 218% to $60.8 million from $19.1 million;

▪	Gross margin increased 30 basis points to 33.3% from 33.0%;

▪	Net income up significantly to $6.3 million, or $0.40 per diluted share, compared to a net loss of $7.1 million, or $(0.57) per share; and

▪	Adjusted EBITDA increased $12.6 million to $9.8 million from $(2.8) million.

▪	Net revenue, net income and adjusted EBITDA were the highest levels for any second quarter since becoming public in 2014.

“The strong start to 2018 has only gained momentum in the second quarter, with another period of record results, enabling us to recently pay down $5 million of our subordinated debt from cash flow,” said Juergen Stark, CEO, Turtle Beach. “Our growth continues to be driven by a healthy console gaming headset market and our market share gains. The successes of Fortnite and PlayerUnknown’s Battlegrounds, and their innovative battle royale format, has driven new gamers into the market at significantly higher headset attach rates than we have experienced in the past. In addition, our better-than-expected execution in keeping up with consumer demand for our products allowed us to exceed our expectations.

“The strong market, and our outperformance, can be seen in NPD’s latest U.S. and Canada console headset update. Year-to-date through June 2018, we grew our revenue share 570 basis points to 45.5% from 39.8% in the same period in 2017. While the market was up 86% on a sell-through basis during the same time, Turtle Beach was up 112%.

“Given our record results in the first half of 2018, and our expectation of a continued strong console headset market in the second half, we have significantly raised our 2018 financial outlook. We believe these positive developments have us in a strong position to accelerate selective growth investments and further reduce our debt over time."

Second Quarter 2018 Financial Results
Net revenue in the second quarter of 2018 increased 218% to a record $60.8 million compared to $19.1 million in the year-ago quarter. This was due to continued strong market demand for console gaming headsets and the Company’s increase in market share over last year.

Gross margin in the second quarter of 2018 increased 30 basis points to 33.3% compared to 33.0% in the second quarter of 2017. The increase was primarily due to higher volumes driving fixed cost leverage, partially offset by approximately $4 million in expedited air freight costs (roughly $2.8 million incremental to normal freight) given robust consumer demand.

Operating expenses in the second quarter of 2018 increased 7% to $12.0 million compared to $11.3 million in the 2017 period due primarily to variable sales-based commissions and compensation, higher volume-based web costs, and an increase in marketing costs relative to last year.

Net income in the second quarter of 2018 increased significantly to a record $6.3 million, or $0.40 per diluted share, compared to a net loss of $7.1 million, or $(0.57) per diluted share, in the year-ago quarter. The improvement was primarily driven by the significant revenue growth.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2018 increased $12.6 million to a record $9.8 million compared to $(2.8) million in the year-ago quarter.

Balance Sheet Highlights
At June 30, 2018, the Company had $9.1 million of cash and cash equivalents with no amount outstanding under its revolving credit facility, compared to $1.2 million of cash and cash equivalents with $5.2 million outstanding under its revolving credit facility at June 30, 2017. The increase in cash and the reduction in amounts outstanding under its revolving credit facility resulted from the improved operational performance in 2018.

Total outstanding debt principal at June 30, 2018, decreased to $32.4 million compared to $39.7 million at June 30, 2017. The debt at June 30, 2018, consisted of $19.9 million in subordinated debt and $12.5 million in term loans. The Company’s senior debt leverage ratio, defined as total term loans outstanding and average trailing twelve-month revolving debt, divided by consolidated trailing twelve month adjusted EBITDA, improved significantly to 0.7x at June 30, 2018, compared to 2.1x at December 31, 2017, and 6.8x at June 30, 2017.

On August 3, 2018, Turtle Beach paid down a portion of its subordinated debt by $5.0 million using cash on hand, bringing the subordinated debt balance to $15.1 million and total outstanding debt principal to $27.6 million.

Increased 2018 Outlook
For the third quarter of 2018, Turtle Beach expects net revenue to increase 81% to approximately $65 million compared to $36.0 million in the third quarter of 2017. Net income is expected to improve to approximately $0.44 per diluted share compared to a net loss of $(0.04) per diluted share in the third quarter of 2017. Adjusted EBITDA is expected to more than triple to approximately $11 million compared to $3.3 million in the third quarter of 2017.

For the full year 2018, Turtle Beach now expects net revenue to increase 71% to approximately $255 million (up from $205 million in its May outlook) compared to $149.1 million in 2017. Net income in 2018 is now expected to improve to approximately $1.95 per diluted share (up from net income of $0.95 per share in its May outlook) based upon 15.5 million estimated fully diluted shares outstanding. This is compared to a net loss of $(0.26) per share in 2017. Adjusted EBITDA in 2018 is now expected to be approximately $45 million (up from $26 million in its May outlook). This compares to $11.6 million in adjusted EBITDA in 2017.

A table summarizing this outlook has been provided at the end of this release.

With respect to the Company's adjusted EBITDA outlook for the third quarter and full year 2018, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, August 6, 2018, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its second quarter 2018 results.
CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Monday, August 6, 2018
Time: 2:00 p.m. PT / 5:00 p.m. ET
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 7775079

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at corp.turtlebeach.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through August 14, 2018.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 7775079

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three and six months ended June 30, 2018.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) has been transforming console multiplayer gaming since the very beginning with its wide selection of industry-leading, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that have made Turtle Beach a fan-favorite brand for gamers the world over. Made for Xbox, PlayStation® and Nintendo consoles as well as for PC, Mac®, and mobile/tablet devices, having a Turtle Beach gaming headset in your arsenal gives you the competitive advantage. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	Sr. Director - PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$9,108	$5,247
Accounts receivable, net	34,582	50,534
Inventories	28,043	27,518
Prepaid expenses and other current assets	5,190	3,467
Total Current Assets	76,923	86,766
Property and equipment, net	2,839	4,677
Intangible assets, net	1,196	1,404
Deferred income taxes	127	362
Other assets	1,095	1,042
Total Assets	$82,180	$94,251
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facility	$—	$38,467
Term loans	375	4,173
Accounts payable	29,976	13,459
Other current liabilities	14,061	11,451
Total Current Liabilities	44,412	67,550
Term loans, long-term portion, net of unamortized debt issuance costs of $734 and $759	11,391	6,789
Series B redeemable preferred stock	—	18,921
Subordinated notes - related party, net of unamortized discount of $811 and $1,075	19,092	20,836
Other liabilities	2,311	2,312
Total Liabilities	77,206	116,408
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 13,794,251 and 12,349,449 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	14	12
Additional paid-in capital	167,668	148,082
Accumulated deficit	(162,390)	(170,048)
Accumulated other comprehensive loss	(318)	(203)
Total Stockholders' Equity (Deficit)	4,974	(22,157)
Total Liabilities and Stockholders' Equity (Deficit)	$82,180	$94,251

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net revenue	$60,805	$19,112	$101,691	$33,464
Cost of revenue	40,528	12,811	66,385	24,947
Gross profit	20,277	6,301	35,306	8,517
Operating expenses:
Selling and marketing	6,818	5,529	12,747	9,978
Research and development	1,327	1,697	2,656	3,087
General and administrative	3,863	4,070	7,848	8,241
Restructuring charges	—	(30)	—	268
Total operating expenses	12,008	11,266	23,251	21,574
Operating income (loss)	8,269	(4,965)	12,055	(13,057)
Interest expense	1,258	1,835	3,263	3,675
Other non-operating expense (income), net	410	(214)	165	(265)
Income (loss) before income tax	6,601	(6,586)	8,627	(16,467)
Income tax expense	300	475	364	520
Net income (loss)	$6,301	$(7,061)	$8,263	$(16,987)

Net loss per share:
Basic	$0.47	$(0.57)	$0.64	$(1.38)
Diluted	$0.40	$(0.57)	$0.56	$(1.38)
Weighted average number of shares:
Basic	13,401	12,337	12,877	12,325
Diluted	15,644	12,337	14,816	12,325

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	June 30, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj EBITDA
Net revenue	$60,805	$—	$—	$—	$60,805
Cost of revenue	40,528	(110)	—	(313)	40,105
Gross profit	20,277	110	—	313	20,700

Operating expense	12,008	(1,146)	(77)	(286)	10,499

Operating income (loss)	8,269	1,256	77	599	10,201

Interest expense	1,258
Other non-operating income, net	410				410

Income (loss) before income tax	6,601
Income tax expense	300
Net income (loss)	$6,301		Adjusted EBITDA		$9,791

	Six Months Ended
	June 30, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj EBITDA
Net revenue	$101,691	$—	$—	$—	$101,691
Cost of revenue	66,385	(230)	—	(331)	65,824
Gross profit	35,306	230	—	331	35,867

Operating expense	23,251	(1,974)	(156)	(491)	20,630

Operating income (loss)	12,055	2,204	156	822	15,237

Interest expense	3,263
Other non-operating expense (income), net	165				165

Income (loss) before income tax	8,627
Income tax expense	364
Net income (loss)	$8,263		Adjusted EBITDA		$15,072

Table 3. (continued)

	Three Months Ended
	June 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$19,112	$—	$—	$—	$—	$19,112
Cost of revenue	12,811	(193)	—	1	—	12,619
Gross profit	6,301	193	—	(1)	—	6,493

Operating expense	11,266	(1,251)	(86)	(432)	30	9,527

Operating income (loss)	(4,965)	1,444	86	431	(30)	(3,034)

Interest expense	1,835
Other non-operating income, net	(214)					(214)

Income (loss) before income tax	(6,586)
Income tax expense	475
Net income (loss)	$(7,061)			Adjusted EBITDA		$(2,820)

	Six Months Ended
	June 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$33,464	$—	$—	$—	$—	$33,464
Cost of revenue	24,947	(314)	—	86	(353)	24,366
Gross profit	8,517	314	—	(86)	353	9,098

Operating expense	21,574	(1,899)	(170)	(903)	(268)	18,334

Operating income (loss)	(13,057)	2,213	170	817	621	(9,236)

Interest expense	3,675
Other non-operating expense (income), net	(265)					(265)

Income (loss) before income tax	(16,467)
Income tax expense	520
Net income (loss)	$(16,987)			Adjusted EBITDA		$(8,971)

(1) Other includes business transition costs and restructuring charges.

Table 4.

Fiscal 2018 Outlook
	Q3 18 Guidance	Q3 17 Actual	FY 18 Guidance	FY 18 Prior Guidance (1)	FY 17 Actual
Net Revenue	~$65M	$36.0M	~$255M	~$205M	$149.1M
EPS	~$0.44	$(0.04)	~$1.95	~$0.95	$(0.26)
Adjusted EBITDA	~$11M	$3.3M	~$45M	~$26M	$11.6M

(1) Reported on May 9, 2018.